FIRST AMENDMENT TO TRUST INDENTURE

         This First Amendment to Trust Indenture (this "Amendment") is entered into as of November 17, 1998, by and between Cornerstone Ministries Investments, Inc., a Georgia corporation (the "Corporation"), and Colonial Trust Company, an Arizona corporation (individually the "Trustee" and collectively, along with the Corporation, the "Parties").

                                    RECITALS

         A. The Parties previously entered into a Trust Indenture effective as of July 27, 1998 (the "Trust Indenture") relating to the Corporation's Series A Certificates of Indebtedness. Capitalized terms used but not otherwise defined in this Amendment have the meanings ascribed to such terms in the Trust Indenture.

         B. The Parties desire to amend the Trust Indenture to permit the Owners of at least twenty-five percent (25%) in principal amount of the Securities to accelerate the principal of and all accrued interest on all the Securities following an Event of Default.

         NOW, THEREFORE, in reliance upon the recitals set forth above, the Parties hereto agree as follows:

1. The first sentence of Section 6.02 of the Trust Indenture is hereby stricken in its entirety and replaced with the following:

                  "If an Event of Default occurs and is continuing, the Trustee by notice to the Corporation or the Owners of at least twenty-five percent (25%) of principal amount of the Securities by notice to the Corporation and the Trustee may declare the principal of and accrued interest on all the Securities to be due and payable immediately."

2. The address for the Corporation in Section 10.02 of the Trust Indenture is hereby stricken in its entirety and replaced with the following:

               "Cornerstone Ministries Investments, Inc.
                6035 Atlantic Boulevard
                Suite C
                Norcross, Georgia 30071-1345"

3. All other provisions of the Trust Indenture shall remain unchanged and are hereby declared to be in full force and effect, except as expressly amended hereby.

         IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

                              CORPORATION:

                              CORNERSTONE MINISTRIES INVESTMENTS, INC.

                              By: ______________________________________________
                                       John T. Ottinger, Secretary

                                                   [SEAL]

                              TRUSTEE:

                              COLONIAL TRUST COMPANY

                              By: ______________________________________________
                                       John K. Johnson, President

                                                   [SEAL]

                                            Exhibit 4.6